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                                                       1303 E. Algonquin Road

                                                       Schaumburg, IL 60196



Christopher B. Galvin [/R]

Chairman of the Board and

Chief Executive Officer

March 23, 2000

Dear Fellow Stockholders:

As a Motorolan and a stockholder, you have the opportunity to help us build on the progress we made in 1999. We have worked very hard on meeting the goals we outlined last year. We know that much remains to be done.

On the reverse side of this letter is a notice of the Annual Meeting of Stock-holders that will be held on May 1, 2000. Enclosed is a proxy with instructions for voting on this year's proposals. We are asking our stockholders to consider two important proposals for our 2000 Annual Meeting. First, we are asking you to approve an increase in the number of authorized shares of Motorola common stock. In February 2000, the Motorola Board of Directors approved a 3-for-1 stock split in the form of a stock dividend, subject to the stockholders ap-proving an increase in the number of the Company's authorized shares. In addi-tion to enabling the contingent 3-for-1 stock split, additional shares may also be used by the Company to purchase other companies, such as in the recently completed merger with General Instrument, and in connection with our employee benefit plans.

We are also asking for your approval of the Motorola Omnibus Incentive Plan of 2000. The Board and senior management believe that competitive compensation programs are crucial for Motorola's success. The 2000 Plan is integral to our compensation strategies in 2000 and going forward.

Each of these proposals is discussed in greater detail in the Proxy Statement, which is available on our website at www.motorola.com. You can also view the Summary Annual Report on the same website. We have applied the latest in Internet technology to make this information more attractive and readily avail-able, while saving costs. If you would like to receive a printed copy of the Proxy Statement or Summary Annual Report, please visit the Investor Relations website at www.motorola.com/investor and complete the information request sec-tion on that website. You can also call Investor Relations at 1-800-262-8509 and request a copy.

I appreciate your support of the proposals and your continued support of Motor-ola. Your vote is very important, so please act on this proxy promptly.

Very truly yours,
[PICTURE OF SIGNATURE]